EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Simtrol, Inc. on Form S-8 [File No. 33-44036], Form S-8 [File No. 33-44035], Form S-8 [File No. 33-56856],  Form S-8 File [No. 33-72512], Form S-8 [File No. 33-81314], Form S-8 [File No. 333-18237], Form S-8 [File No. 333-18239], Form S-8 [File No. 333-83035],  and Form S-8 [File No. 333-148890] of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated March 27, 2009, with respect to our audits of the consolidated financial statements of Simtrol, Inc. as of December 31, 2008 and 2007, and for the years then ended, which report is included in this Annual Report on Form 10-K of Simtrol, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman LLP

New York, New York
March 27, 2009